Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to Registration Statement No. 333-22309 on Form N-1A of our report dated February 13, 2017 relating to the financial statements and financial highlights of certain portfolios constituting Lazard Retirement Series, Inc. (the “Fund”) comprising Lazard Retirement US Strategic Equity Portfolio, Lazard Retirement US Small-Mid Cap Equity Portfolio, Lazard Retirement International Equity Portfolio, Lazard Retirement Emerging Markets Equity Portfolio, and Lazard Retirement Global Dynamic Multi-Asset Portfolio, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, NY

April 14, 2017